EXHIBIT 10.1
HOME FEDERAL BANCORP, INC. OF LOUISIANA
HOME FEDERAL BANK
SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and among Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (the “Company”), Home Federal Bank, a federal savings bank and wholly-owned subsidiary of the Company (the “Bank” and collectively with the Company, “Home Federal”), and Daniel R. Herndon is entered into as of November 22, 2019.

WHEREAS, Mr. Herndon currently serves as the Chairman of the Board and Special Projects Manager of each of the Company and the Bank;

WHEREAS, Mr. Herndon previously served as President and Chief Executive Officer of Home Federal and has served as a director of the Bank since 1980;

WHEREAS, Home Federal and Mr. Herndon previously entered into a change in control agreement dated as of December 13, 2017 (the “Change in Control Agreement”), which is scheduled to expire on December 31, 2019;

WHEREAS, the Bank and Mr. Herndon also previously entered into a Supplemental Executive Retirement Agreement effective as of January 1, 2013 (the “SERP”), providing for certain supplemental retirement benefits;

WHEREAS, Mr. Herndon has provided valuable services to the Bank for more than 55 years and to the Company since its formation in 2005;

WHEREAS, after careful and thoughtful deliberation by the Boards of Home Federal and Mr. Herndon, the parties hereto believe it is in their mutual best interest that Mr. Herndon retire from his different positions on the terms and at the times set forth herein; and

WHEREAS, the Bank is willing to appoint Mr. Herndon as Chairman Emeritus as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1. Effective Date.  The “Effective Date” of the Agreement is the date first set forth above.

2. Service on the Boards; Retirement.

(a) Effective as of the date of this Agreement. Mr. Herndon resigns his position as a director and Chairman of the Board of Directors of the Bank.  Effective December 31, 2019, Mr. Herndon shall resign from his position as a director of the Company.

(b) Mr. Herndon is hereby appointed, effective as of the date of this Agreement, as Chairman Emeritus of the Bank to serve in that capacity, which Mr. Herndon accepts, through and including December 31, 2020. Mr. Herndon will have no specified duties except as may be mutually agreed to by the Bank and Mr. Herndon.

3. Service as an Employee; Retirement.

(a) Mr. Herndon shall continue to serve as Special Projects Manager of each of the Company and the Bank until March 31, 2020 and shall provide substantially the same level of services through such date as he has provided on average in such capacity for the past 36 months.

(b) Mr. Herndon shall retire as Special Projects Manager of each of the Company and the Bank, effective as of March 31, 2020 (the “Separation Date”).  In the event Mr. Herndon has a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) for any reason prior to March 31, 2020, including but not limited to death or a termination for Cause (as defined in Section 5(a) of this Agreement), such earlier date shall be the Separation Date.

4. Compensation; Benefits.

(a) Director Fees. Mr. Herndon shall be entitled to receive his fee for serving as Chairman of the Board of the Company through December 31, 2019 on the same terms as such fee is currently paid.

(b) Salary through March 31, 2020.  Mr. Herndon shall receive a salary of $3,000 per month through the Separation Date for his services as Special Projects Manager for Home Federal, which salary shall be payable in accordance with the Bank’s normal payroll practices.

(c) Insurance Benefits.  The Bank agrees to continue to pay the premiums for Blue Cross Blue Shield Medicare supplement and Medicare Part D coverage for Mr. Herndon and his spouse though December 31, 2020.  In addition, the Bank agrees to continue to provide Mr. Herndon with long-term disability coverage, dental and life insurance coverage through the Separation Date on substantially the same terms as currently provided. Following December 31, 2020, Mr. Herndon may elect continued coverage at his expense pursuant to COBRA to the extent and for the then remaining amount of time it is permissible to maintain continued COBRA coverage.

(d) Participation in Tax-Qualified Plans.  Mr. Herndon shall be entitled to continue to participate in the Bank’s Employee Stock Ownership Plan (the “ESOP”) and 401(k) Plan in accordance with the terms of such plans through the Separation Date. Mr. Herndon shall be entitled to receive his vested benefits under the ESOP and the Bank’s 401(k) Plan in accordance with the terms of such plans.

(e) Automobile Expenses.  The Bank shall continue to pay through the Separation Date the automobile insurance premiums, gasoline and other related costs of operating the Bank-owned automobile provided to Mr. Herndon.

(f) Transfer of Title to Bank-Owned Automobile.  The Bank shall transfer to Mr. Herndon the title on the Bank-owned automobile currently used by Mr. Herndon.  Such title transfer shall occur no later than (10) business days following the Separation Date upon the payment of $1.00 by Mr. Herndon; provided, however, Mr. Herndon shall also be responsible for any titling or transfer fees or sales taxes incurred in connection with the transfer thereof.

(g) Existing Stock Options and Share Awards.  The 34,107 vested stock options held by Mr. Herndon as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms. The options covering 1,600 shares of common stock of the Company and the 1,000 plan share awards which remain unvested as of the Effective Date will continue to vest in accordance with the terms of their grant so long as Mr. Herndon continues to serve as an employee or a director emeritus of the Bank.

(h) Other Employee Benefit Plans.  Mr. Herndon shall be entitled to participate in the other employee benefit plans or programs offered by the Company or the Bank through the Separation Date in accordance with the terms of such plans or programs. Following the Separation Date, Mr. Herndon shall no longer be entitled to participate in any of the employee benefit plans or programs offered by the Company or the Bank (except to the extent permitted by the terms of such plans), and no additional benefits shall accrue or vest on behalf of Mr. Herndon under such employee benefit plans or programs subsequent to the Separation Date, except as otherwise provided under the terms of such plans.

(i) Chairman Emeritus Compensation.  Mr. Herndon shall not be entitled to any cash compensation for his service as Chairman Emeritus of the Bank.

(j) SERP Benefits.  Mr. Herndon shall be entitled to receive his vested benefits under the SERP in accordance with the terms of the SERP.  If the Separation Date occurs on March 31, 2020 due to Mr. Herndon’s retirement as expected, Mr. Herndon shall be entitled to receive his first annual supplemental retirement benefit under the SERP on October 1, 2020.  The parties hereto acknowledge and agree that because Mr. Herndon owns more than 5% of the outstanding common stock of the Company, Mr. Herndon is deemed to be a “specified employee” as defined in Section 409A of the Code and is thus subject to the mandatory six-month delay provisions set forth in Section 2(b) of the SERP with respect to SERP benefits triggered by a separation from service.  In the event Mr. Herndon has a separation from service prior to March 31, 2020 or dies prior to such date, the timing of his SERP benefits shall be governed by the terms of the SERP.

(k) Separation Payment. As consideration for the release of claims provided by Section 9 hereof and the release of claims set forth in Exhibit A hereto (the “Release”), as well as the covenants set forth in Section 6 hereof, the Bank shall pay Mr. Herndon an amount equal to $6,083 per month for the first three months of 2020 and $9,083 per month for the last nine months of 2020 (collectively, the “Separation Payment”), with such amount to be (i) paid in accordance with the Bank’s normal payroll practices, (ii) subject to such deductions and withholding that the Bank determines are required by law, (iii) subject to the Release set forth in Section 9 hereof not being revoked by Mr. Herndon during the Revocation Period as defined in Section 9(f) hereof, (iv) further subject to the Release set forth in Exhibit A hereto being executed on or within 10 business days following the Separation Date and not being revoked by Mr. Herndon during the Revocation Period as defined in Section 2(f) of Exhibit A, and (v) further subject to Mr. Herndon’s employment as Special Projects Manager or service as Chairman Emeritus not being terminated for Cause as defined in Section 5(a) hereof.  In the event either (i) Mr. Herndon does not timely execute the Release set forth in Exhibit A hereto or revokes the release of claims set forth in either Section 9 hereof or Exhibit A hereto, or (ii) Mr. Herndon’s employment as Special Projects Manager or service as Chairman Emeritus is terminated for Cause as defined in Section 5(a) hereof, then Mr. Herndon shall not be entitled to receive any Separation Payments not yet paid and shall be required to return any Separation Payments previously paid. In the event (x) the Release is timely executed and is not revoked during the Revocation Period, (y) Mr. Herndon’s employment as Special Projects Manager or service as Chairman Emeritus is not terminated for Cause, and (z) Mr. Herndon dies before the Separation Payment has been fully paid, then all remaining installments of the Separation Payment which remain unpaid as of the date of Mr. Herndon’s death shall be paid to Mr. Herndon’s beneficiaries or estate at the same time and in the same amount as they would have been paid to Mr. Herndon.

5. Termination.

(a) Cause.  The Company and the Bank may terminate Mr. Herndon’s employment as Special Projects Manager or service as Chairman Emeritus for Cause. For purposes of this Agreement, “Cause” shall mean removal of Mr. Herndon as Chairman Emeritus because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated

duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Company and/or the Bank or material breach of any provision of this Agreement (including but not limited to the covenants set forth in Section 6 hereof). Notwithstanding the foregoing, for purposes hereof, a determination by regulatory authorities that Mr. Herndon has willfully violated any applicable law, rule or regulation or final cease-and-desist order shall constitute Cause.

As of the date hereof, none of the parties to this Agreement is aware of facts that would constitute “Cause” as defined under this Agreement.

(b) Notice of Termination.  Any termination by the Company and/or the Bank for Cause shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 14 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for removal of Mr. Herndon as a director emeritus under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).  The failure by the Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company and/or the Bank hereunder or preclude the Company and/or the Bank from asserting such fact or circumstance in enforcing the Company’s or the Bank’s rights hereunder.

(c) Date of Termination.  “Date of Termination” means if Mr. Herndon’s service as a director emeritus is terminated by the Company and/or the Bank for Cause, the date on which the Notice of Termination is given, or any later date specified therein within thirty (30) days of delivery of such notice, as the case may be.

6. Covenants and Acknowledgements.

(a) Non-disparagement.  Mr. Herndon agrees that he shall not make, or cause to be made, any disparaging or critical remarks, comments or statements about or against the Company,  the Bank or their respective affiliates or any director, officer, employee or customer of any such entities at any time in the future, except for any statements by him made pursuant to lawful subpoena or legal process. Nothing contained herein shall prevent any of the parties hereto from making any truthful statement in connection with any legal proceeding or investigation by the Company, the Bank or any governmental authority.

(b) Confidentiality. Mr. Herndon hereby further covenants and agrees that at all times after the Effective Date, he shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit, of any person or entity other than the Company and the Bank, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or the Bank or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of the Company or the Bank (including that which gives any such entity an opportunity to obtain an advantage over competitors who do not know or use it), made known to Mr. Herndon or learned or acquired by Mr. Herndon while an employee, director or service provider of the Company or the Bank; provided, however, that the foregoing restrictions shall not apply to (i) any such information which is in or comes into the public domain other than through the fault or negligence of Mr. Herndon, (ii) any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, or (iii) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of Mr. Herndon under this

Agreement. Nothing contained in this Agreement limits Mr. Herndon’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or the Bank (the “Government Agencies”). Mr. Herndon further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or the Bank. In addition, pursuant to the Defend Trade Secrets Act of 2016, Mr. Herndon understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.  On the Separation Date, Mr. Herndon shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any confidential information that is in his possession or under his control, and shall retain no written or electronic record of any confidential information.

(c) Injunctive Relief. Mr. Herndon agrees that damages at law will be an insufficient remedy to the Company and the Bank in the event that Mr. Herndon violates any of the provisions of subsections (a) or (b) of this Section 6, and that the Company or the Bank may apply for and, upon the requisite showing, be granted injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in subsections (a) or (b) of this Section 6.  Mr. Herndon hereby consents to the right of the Company and the Bank to seek (i) any injunction (temporary or otherwise) and (ii) any other court order which may be issued against Mr. Herndon from violating, or directing Mr. Herndon to comply with, any of the covenants in subsections (a) or (b) of this Section 6.  Mr. Herndon also agrees that such remedies that may be obtained shall be in addition to any and all remedies, including damages, available to the Company or the Bank against Mr. Herndon for such breaches or threatened or attempted breaches.

(d) Termination of Other Benefits. In addition to the rights of the Bank set forth in subsection (c) of this Section 6, in the event that Mr. Herndon shall violate the terms and conditions of subsections (a) or (b) of this Section 6, the Company, the Bank and their affiliates may terminate any payments or benefits of any type and regardless of source payable by the Company or the Bank, if applicable (including those set forth in Section 4 hereof), to Mr. Herndon, other than with respect to payments or benefits to Mr. Herndon under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or under the SERP.

(e) Termination of the Change in Control Agreement. Mr. Herndon acknowledges and agrees that his Change in Control Agreement shall expire in accordance with its terms as of December 31, 2019 and shall thereafter be null and void.

(f) Execution of Exhibit A.  Mr. Herndon agrees that he will not execute the release of claims set forth in Exhibit A hereto prior his Separation Date.  He acknowledges and agrees that in order to receive the Separation Payments set forth in Section 4(k) hereof, he must execute the release of claims set forth in Exhibit A hereto on or within 10 business days following the Separation Date, deliver such release to Home Federal and not revoke such release.

7. Designation of Beneficiary.  Mr. Herndon may from time to time, by providing a written notification to the Company and/or the Bank, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are provided under the terms of this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Compensation Committee of the Board of Directors of the Bank (the “Committee”).  If Mr. Herndon fails to designate a beneficiary or if a beneficiary dies before the date of Mr. Herndon’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits commence to be paid to a beneficiary and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by Mr. Herndon, if any, and if none to the estate of such beneficiary.

8. Unsecured Promise.  Nothing contained in this Agreement shall create or require the Company or the Bank to create a trust of any kind to fund the benefits provided hereunder.  Any insurance policy or other asset acquired or held by, or on behalf of, the Bank or funds allocated by the Bank in connection with the liabilities assumed by the Bank pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Mr. Herndon or his beneficiaries or to be a security for the performance of the obligations of the Bank pursuant hereto but shall be and remain a general asset of the Bank.  To the extent that Mr. Herndon or any other person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

9. Release of the Company and Related Parties.

(a) In consideration of the payments and the benefits to be provided to Mr. Herndon pursuant to this Agreement, the sufficiency of which is acknowledged hereby, Mr. Herndon, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, the Bank and each of their affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Mr. Herndon, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Mr. Herndon’s service to any member of the Company Affiliated Group (or the predecessors thereof) through and including the Effective Date in any capacity, or the termination of such service in any such capacity, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, the Louisiana Employment Discrimination Law and all other laws concerning unlawful and unfair labor and employment practices), (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), ERISA, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any similar or analogous state or local law or regulation, and (vi) under the Change in Control Agreement, excepting only:

(A) the rights of Mr. Herndon as a shareholder of the Company, including his stock options as described in Section 4(g) hereof;

(B) the right of Mr. Herndon to receive COBRA continuation coverage in accordance with applicable law;

(C) rights to indemnification Mr. Herndon may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any entities included in the Company Affiliated Group, (iii) any other agreement between Mr. Herndon and a Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(D) claims for vested benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group existing as of the Effective Date (the “Company Benefit Plans”); and

(E) the rights of Mr. Herndon under this Agreement.

(b) Mr. Herndon acknowledges and agrees that the release of claims set forth in this Section 9 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c) The release of claims set forth in this Section 9 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d) Mr. Herndon specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 9 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind.

(e) Mr. Herndon covenants and agrees that neither he, nor any person or entity on his behalf, will file or cause or permit to be filed any civil action, suit, arbitration or legal proceeding seeking any type of personal relief, or share in any remedy against the Bank or any other Company Released Party, involving any matter which: (i) is the subject of this Agreement; (ii) arises from, or relates or refers in any way to, Mr. Herndon’s employment with or service to Home Federal, the Change in Control Agreement, or the action or inaction of any of the Company Released Parties through and including the Effective Date; or (iii) occurred at any time in the past up to and including the date of Mr. Herndon’s execution of this Agreement, or involves any continuing effects of any actions or practices which may have arisen or occurred on or prior to his execution of this Agreement; provided, however, that nothing in this Agreement prevents Mr. Herndon from (x) filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that he acknowledges that he shall not be able to recover any monetary benefits in connection with any such claim, charge or proceeding, or (y) initiating an action to enforce the terms of this Agreement or pursue claims pursuant to subsections (A) thorough (D) of Section 9(a).

(f) Mr. Herndon shall have a period of 21 days to consider whether to execute this Agreement. To the extent Mr. Herndon has executed this Agreement within less than 21 days after its delivery to him, Mr. Herndon hereby acknowledges that his decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.  If Mr. Herndon accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution (the “Revocation Period”), revoke this Agreement. If Mr. Herndon determines to revoke this Agreement prior to the expiration of the Revocation Period, he shall provide a written notice to the Bank in accordance with Section 14 hereof prior to such expiration. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Mr. Herndon, on the day next following the day on which the foregoing Revocation Period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.

(g) Mr. Herndon acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(h) Mr. Herndon acknowledges and agrees that he has been advised by the Company and the Bank to consult with independent legal counsel of his choosing in connection with his review of this Agreement prior to executing this Agreement, that he has done so or had the opportunity to do so, that he has read and had the terms of this Agreement explained to him, and that he has entered into this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.  Mr. Herndon acknowledges and agrees that neither the Company nor the Bank nor their respective agents or representatives has made any promises, statements or representations, either oral or written, to Mr. Herndon or anyone else concerning the terms or effects of this Agreement other than those expressly contained herein.

(h) In addition to any other remedy available to the Company or the Bank hereunder, in the event that, as a result of a challenge brought by Mr. Herndon, the release of claims set forth in Section 9 becomes null and void or is otherwise determined not to be enforceable, then the obligation of the Bank to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and Mr. Herndon shall promptly return to the Bank any payments or benefits the provision of which by the Bank was conditioned on the enforceability of this Agreement.

10. Cooperation.  Mr. Herndon agrees and covenants that he shall in good faith and to the best of his ability, to the extent reasonably requested, cooperate with and serve in any capacity requested by the Company or the Bank in any employment or business dispute, investigation, proceeding or pending or threatened litigation (together, “Litigation”) in which the Company, the Bank or any of their respective directors, officers or employees is a party, and regarding which Mr. Herndon, by virtue of his employment with the Company and the Bank, has knowledge or information.  Such cooperation and service in any such Litigation shall include, without limitation, acting on behalf of, or refraining from acting against the interest of, the Company, the Bank or any of their respective directors, officers or employees.  Mr. Herndon further agrees and covenants that, in any such Litigation, he shall, without the necessity for subpoena, provide in any jurisdiction in which the Company or the Bank reasonably requests, truthful testimony relevant to said Litigation.

11. Full Settlement.  The obligations of the Company and/or the Bank to perform its respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company and/or the Bank may have against Mr. Herndon or others.  In no event shall Mr. Herndon be obligated to seek other services or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement.

12. Representations and Warranties.  Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto, to the extent deemed appropriate, with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.  Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

13. Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon Mr. Herndon and his assigns and upon the Company and the Bank and any successor to the Company or the Bank by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company and the Bank may be sold or otherwise transferred. Any successor to the Company or the Bank by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Company or the Bank hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Company and/or the Bank.  This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

14. Notices.  Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to Mr. Herndon:

Daniel R. Herndon
At the address last appearing on the
personnel records of the Bank

If to the Company and/or the Bank:

Home Federal Bancorp, Inc. of Louisiana
Home Federal Bank
624 Market Street
Shreveport, Louisiana 71101
Attention: Corporate Secretary

15. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 10) shall be settled exclusively by arbitration before a single arbitrator in Shreveport, Louisiana under the commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrator shall be selected by the mutual agreement of the parties within ten (10) business days of the date when the parties shall first have the opportunity to select an arbitrator (the “Selection Period”); provided, however, that if the parties fail to agree upon an arbitrator by the expiration of the Selection Period, each party shall, within five (5) business days after the expiration of the Selection Period, select an arbitrator from the list of arbitrators provided by the AAA and the two arbitrators so selected by each party, acting independently, shall, as soon as practicable and within thirty (30) days of both being selected, agree upon the selection of the arbitrator to arbitrate the controversy or claim. Each party hereto waives to the fullest extent permitted by applicable law and regulation any right it may have to a trial by jury with respect to any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

16. Withholding.  The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17. Entire Agreement; Severability.

(a) This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and/or the Bank and Mr. Herndon with respect to the subject matter hereof, including the Change in Control Agreement, except as otherwise specifically provided herein.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is found to be too broad to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

18. Amendment; Waiver.

(a) This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company and the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b) Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19. Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement; it being understood that all parties hereto need not sign the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile, electronic mail (including PDF) or other transmission method shall be as effective as delivery of a manually signed counterpart of this Agreement.

20. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such jurisdiction.

21. Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and the Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

22. Headings.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

23. Regulatory Provisions.  Notwithstanding anything to the contrary contained in this Agreement, any payments to Mr. Herndon by the Company and/or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with, to the extent applicable, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

[The next page is the signature page.]

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.  THIS AGREEMENT ALSO PROVIDES FOR A WAIVER OF JURY TRIAL PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, Mr. Herndon has hereunto set his hand, and the Company and the Bank have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

ATTEST:

By:	/s/ Dawn F. Williams	/s/ Daniel R. Herndon
Name:	Dawn F. Williams	Name: Daniel R. Herndon
Title:	Assistant Corporate Secretary

HOME FEDERAL BANCORP, INC. OF LOUISIANA

By:	/s/ James R. Barlow
Name:	James R. Barlow
Title:	President and Chief Executive Officer

HOME FEDERAL BANK

By:	/s/ James R. Barlow
Name:	James R. Barlow
Title:	President and Chief Executive Officer

EXHIBIT A
GENERAL RELEASE OF CLIAIMS

(To be executed on or after the Separation Date)

THIS GENERAL RELEASE OF CLAIMS (the “Release”) is executed by Daniel R. Herndon and is an exhibit to that certain Separation Agreement by and between Mr. Herndon, Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (the “Company”), and Home Federal Bank, a federal savings bank and wholly-owned subsidiary of the Company (the “Bank” and collectively with the Company, “Home Federal”), which was executed by the parties thereto on or about November 22, 2019 (the “Separation Agreement”).

1. Consideration. This Release is made in consideration of the delivery of good and valuable consideration as set forth in Section 4(k) of the Separation Agreement, the adequacy of which is hereby acknowledged by Mr. Herndon.

2. Release and Waiver.

(a) In consideration of the payments and the benefits to be provided to Mr. Herndon pursuant to the Separation Agreement, Mr. Herndon, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, the Bank and each of their affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Mr. Herndon, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Mr. Herndon’s service to any member of the Company Affiliated Group (or the predecessors thereof) through and including the date of this Release in any capacity, or the termination of such service in any such capacity on or before the Separation Date (as defined in the Separation Agreement), (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, the Louisiana Employment Discrimination Law and all other laws concerning unlawful and unfair labor and employment practices), (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), ERISA, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any similar or analogous state or local law or regulation, and (vi) under the Change in Control Agreement (as defined in the Separation Agreement), excepting only:

(A) the rights of Mr. Herndon as a shareholder of the Company, including his stock options as described in Section 4(g) of the Separation Agreement;

(B) the right of Mr. Herndon to receive COBRA continuation coverage in accordance with applicable law;
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(C) rights to indemnification Mr. Herndon may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any entities included in the Company Affiliated Group, (iii) any other agreement between Mr. Herndon and a Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(D) claims for vested benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group existing as of the Separation Date (the “Company Benefit Plans”); and

(E) the rights of Mr. Herndon under the Separation Agreement.

(b) Mr. Herndon acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c) The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

3. Mr. Herndon’s Acknowledgements and Covenants.

(a) Mr. Herndon specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind.

(b) Mr. Herndon covenants and agrees that neither he, nor any person or entity on his behalf, will file or cause or permit to be filed any civil action, suit, arbitration or legal proceeding seeking any type of personal relief, or share in any remedy against the Bank or any other Company Released Party, involving any matter which: (i) is the subject of this Agreement; (ii) arises from, or relates or refers in any way to, Mr. Herndon’s employment with or service to Home Federal, the termination of that employment, the Change in Control Agreement, or the action or inaction of any of the Company Released Parties through and including the date of this Release; or (iii) occurred at any time in the past up to and including the date of Mr. Herndon’s execution of this Release, or involves any continuing effects of any actions or practices which may have arisen or occurred before, on or after his execution of the Separation Agreement; provided, however, that nothing in this Agreement prevents Mr. Herndon from (x) filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that he acknowledges that he shall not be able to recover any monetary benefits in connection with any such claim, charge or proceeding, or (y) initiating an action to enforce the terms of this Agreement or pursue claims pursuant to subsections (A) thorough (D) of this Section 2 of the Release.

(c) Mr. Herndon acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(d) Mr. Herndon acknowledges and agrees that he has been advised by the Company and the Bank to consult with independent legal counsel of his choosing in connection with his review of this Release prior to executing this Release, that he has done so or had the opportunity to do so, that he has read and had the terms of this Release explained to him, and that he has entered into this Release voluntarily and with full knowledge of its significance, meaning and binding effect.  Mr. Herndon acknowledges and agrees that
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neither the Company nor the Bank nor their respective agents or representatives has made any promises, statements or representations, either oral or written, to Mr. Herndon or anyone else concerning the terms or effects of this Release other than those expressly contained herein.

(e) In addition to any other remedy available to the Company or the Bank hereunder, Mr. Herndon acknowledges and agrees that if the release of claims set forth in this Release becomes null and void or is otherwise determined not to be enforceable, then the obligation of Home Federal to make any additional payments or to provide any additional benefits under this Release shall immediately cease to be of any force and effect, and Mr. Herndon shall promptly return to the Bank any payments or benefits the provision of which by Home Federal was conditioned on the enforceability of this Release.

(f) Mr. Herndon acknowledges and agrees that he will not execute or date the Release set forth in this Exhibit A prior to his Separation Date (as defined in the Separation Agreement).

4. Right to Review and Revoke This Release.

(a) Mr. Herndon shall have a period of 21 days to consider whether to execute this Release. To the extent Mr. Herndon has executed this Release within less than 21 days after its delivery to him, Mr. Herndon hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary.

(b) If Mr. Herndon accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution (the “Revocation Period”), revoke this Release. If Mr. Herndon determines to revoke this Release prior to the expiration of the Revocation Period, he shall provide a written notice to the Bank in accordance with Section 14 of the Separation Agreement prior to such expiration. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against Mr. Herndon, on the day next following the day on which the foregoing Revocation Period has elapsed. Any revocation of this Release shall be deemed for all purposes a revocation of this Release in its entirety.

IN WITNESS WHEREOF, Mr. Herndon has duly executed this General Release of Claims on the date set forth below.

_________________ __, 2020	Daniel R. Herndon

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